EXHIBIT 4.1



                     SUBSTITUTION OF SUCCESSOR RIGHTS AGENT
                     AND AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         SUBSTITUTION OF SUCCESSOR RIGHTS AGENT AND AMENDMENT NO. 1 (this "Amendment"), dated as of September 15, 1997, to that certain RIGHTS AGREEMENT (the "Rights Agreement"), dated as of January 23, 1996, between AK Steel Holding Corporation, a Delaware corporation (the "Company"), and The Fifth Third Bank, an Ohio banking association with its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 ("Fifth Third").


                              W I T N E S S E T H:

         WHEREAS, as of January 23, 1996, the Company and The Bank of New York ("BONY") entered into a Rights Agreement relating to the Company's outstanding Series A Junior Preferred Stock purchase rights; and

         WHEREAS, pursuant to Section 21 of the Rights Agreement, BONY has resigned as Rights Agent under the Rights Agreement effective as of the date hereof; and

         WHEREAS, the Company has appointed Fifth Third as successor Rights Agent under the Rights Agreement, and Fifth Third has agreed to accept such appointment as of the date hereof;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Successor Rights Agent. Effective as of September 15, 1997, Fifth Third shall serve as Rights Agent under the Rights Agreement, as successor to BONY, and from and after that date shall be vested with the same powers, rights, duties and responsibilities, without further act or deed, as if it had been originally named as Rights Agent as of January 23, 1996. Notices to Fifth Third with respect to its responsibilities under the Rights Agreement shall be mailed to:

                              The Fifth Third Bank
                                  Number 1090D2
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45202

         2. Amendments. (a) The second sentence of Section 3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "Certificates for Common Stock (including, without limitation, certificates issued upon original issuance, disposition from the Company's treasury or transfer or exchange of Common Stock) after the Record Date but prior to the earliest of the Distribution Date, the Expiration Date, or the Final Expiration Date (or, in certain circumstances as provided in Section 22 hereof, after the Distribution
         Date) shall have impressed, printed, written or stamped thereon or otherwise affixed thereto the following legend:

                           This certificate also evidences and entitles the
                  holder hereof to the same number of Rights (subject to adjustment) as the number of shares of Common Stock represented by this certificate, such Rights being on the terms provided under the Rights Agreement between AK Steel Holding Corporation and Fifth Third Bank (the "Rights Agent"), as it may be amended from time to time (the "Rights Agreement"), the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of AK Steel Holding Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights shall be evidenced by separate certificates and shall no longer be evidenced by this certificate. AK Steel Holding Corporation shall mail to the registered holder of this certificate a copy of the Rights Agreement without charge within five days after receipt of a written request therefor. Under certain circumstances as provided in Section 7(e) of the Rights Agreement, Rights issued to or Beneficially Owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) or any subsequent holder of such Rights shall be null and void and may not be transferred to any Person.

         (b) Section 20(e) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant condition contained in this Rights Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 7(e) hereof) or adjustment required under the provisions of Section 11 or Section 13 hereof or any other provision hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt by the Rights Agent of the certificate describing any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or any other securities to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any shares of Preferred Stock or any other securities


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         will, when issued, be validly authorized and issued, fully paid and nonassessable."

         (c) The last period in Section 20(g) of the Rights Agreement is hereby deleted and the following language is hereby added thereafter:

         "or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing a request for instructions with regard to any action proposed to be taken or omitted by the Rights Agent under this Rights Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such officer of the Company actually receives such application), unless prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions from the Company in response to such application with regard to the action to be taken or omitted."

         (d) The first sentence of Exhibit A to the Rights Agreement is hereby amended to read as follows:

                  "This certifies that _________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of January 23, 1996, as such agreement has been and may be amended from time to time (the "Rights Agreement"), between AK Steel Holding Corporation, a Delaware corporation (the "Company"), and Fifth Third Bank, an Ohio banking association (the "Rights Agent," which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (New York City time) on January 23, 2006 at the office of the Rights Agent designated in the Rights Agreement for such purpose, or its successor as Rights Agent, in [City], [State], one one-hundredth (1/100) of a fully paid nonassessable share of Series A Junior Preferred Stock (the "Preferred Stock"), of the Company at a purchase price of $130, as the same may from time to time be adjusted in accordance with the Rights Agreement (the "Exercise Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase attached hereto and duly executed."


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        3.  Miscellaneous.  (a) Upon the effectiveness of this Amendment, each reference in the Rights Agreement to "this agreement," "hereunder," "hereof," "herein," or words of like import, shall mean and be a reference to the Rights Agreement as amended hereby.

         (b) This Amendment will be binding upon and inure to the benefit of the Company, Fifth Third and to their respective successors and assigns.

         (c) This Amendment may not be changed orally, but only by an agreement in writing as signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         (d) This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof respecting conflict or choice of laws.

         (e) This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, Fifth Third and the Company have duly executed this Amendment as of the date first above written.

                                      THE FIFTH THIRD BANK

                                      By: /s/ Dana Hushak
                                          --------------------------------------
                                              Dana Hushak


                                      AK STEEL HOLDING CORPORATION

                                      By:      /s/ Richard E. Newsted
                                               ---------------------------------
                                               Richard E. Newsted
                                               Executive Vice President, Chief
                                               Financial Officer



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